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                      DIMENSIONAL INVESTMENT GROUP INC.
                    RWB/DFA HIGH BOOK TO MARKET PORTFOLIO

                 AMENDMENT TO CLIENT SERVICE AGENT AGREEMENT


     This Amendment to the Client Service Agent Agreement (the "Agreement") dated March 13, 1996 by and between Dimensional Investment Group Inc. (the "Fund"), on behalf of the RWB/DFA U.S. High Book to Market Portfolio (the "Portfolio") and Reinhardt, Werba, Bowen, Inc. d/b/a/ Reinhardt Werba Advisory Services ("RWB") is made as of March 13, 1996.

     WHEREAS, RWB has been providing client service agent services to the Fund and the Portfolio according to the terms of the Agreement since the date of the Fund's inception, and has been compensated with a monthly fee equal to one-twelfth of 0.09 percent of average daily net assets of the Portfolio, which was the fee agreed to between the parties and has been accurately disclosed to the Portfolio's investors in the Prospectus relating to the Portfolio.

     WHEREAS, the term in the contract providing for RWB's compensation should be amended to reflect accurately such fee.

     NOW, THEREFORE, for good and adequate consideration, it is agreed as follows:

     1. The first sentence of Section 3 entitled "Compensation of RWB" of the Agreement is hereby amended to read in its entirety: "For the services to be rendered by RWB as provided in Section 2 of this Agreement, the Portfolio shall pay to RWB, at the end of each month, a fee equal to one-twelfth of 0.09 percent of average daily net assets of the Portfolio."

     2. Except as expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed as of March 13, 1996.


DIMENSIONAL INVESTMENT GROUP INC.


By: /s/ DAVID G. BOOTH
    ------------------
Name: David G. Booth
Title: President and Chief Executive Officer


REINHARDT, WERBA, BOWEN, INC. d/b/a/ REINHARDT WERBA BOWEN ADVISORY SERVICES


By: MICHAEL A. WEAKLEY
    ------------------
Name: Michael A. Weakley
Title: Executive Vice President


By: /s/ ELIZABETH KABANEH
    ---------------------
Name: Elizabeth Kabaneh
Title: Secretary